Exhibit 3.61

          I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CSE PENNSYLVANIA HOLDINGS”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF JUNE, A.D. 2006, AT 6:09 O’CLOCK P.M.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State

4171388 8100	AUTHENTICATION:	4807597

060552438	DATE:	06-08-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:34 PM 06/07/2006
FILED 06:09 PM 06/07/2006
SRV 060552438 - 4171388 FILE
CERTIFICATE OF TRUST OF CSE PENNSYLVANIA HOLDINGS

          This Certificate of Trust of CSE Pennsylvania Holdings (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

          1.          Name. The name of the statutory trust formed by this Certificate of Trust is: “CSE Pennsylvania Holdings.”

          2.          Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

          3.          Effective Date. This Certificate of Trust shall be effective upon its filing with the Secretary of State of the State of Delaware.

[signature page follows]

          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 381l(a)(l) of the Act.

THE CORPORATION TRUST COMPANY, not
in its individual capacity, but solely as Trustee

By:	/s/ Jennifer A. Schwartz

Name:	Jennifer A. Schwartz

Title:	Assistant Vice President